EXHIBIT 9
         to SCHEDULE 13D



                                [GRAPHIC OMITTED]
        [LOGO -- PAN PACIFIC COPPER]    [LOGO -- REGALITO COPPER CORP]


JOINT NEWS RELEASE

JULY 17, 2006

FOR IMMEDIATE RELEASE

          PAN PACIFIC COPPER CO., LTD. COMPULSORILY ACQUIRES SHARES OF
                              REGALITO COPPER CORP.


VANCOUVER, CANADA, July 17, 2006 - On May 12, 2006, PPC Canada Enterprises Corp. (the "Offeror"), a wholly-owned subsidiary of Pan Pacific Copper Co., Ltd. ("PPC"), acquired more than 90% of the issued and outstanding common shares (the "Regalito Shares") of Regalito Copper Corp.("Regalito') not already owned by the Offeror or PPC pursuant to a take-over bid (the "Offer") at a price of US$6.00 per share. On May 15, 2006, as part of the final steps in the purchase of 100% of the issued and outstanding Regalito Shares, the Offeror gave notice to holders of the Regalito Shares not already owned by the Offeror or PPC that it intended to acquire their shares for US $6.00 per share pursuant to the compulsory acquisition provisions of the BUSINESS CORPORATIONS ACT (British Columbia).

The Offeror today completed the compulsory acquisition of 865,986 Regalito Shares not tendered to the Offer at a price of US$6.00 per share. An application by holders of the remaining 1,383,752 Regalito Shares not held by PPC or the Offeror has been made to a court to determine, among other things, the price and payment terms for the acquisition of their shares by the Offeror. The Regalito Shares will be de-listed from the Toronto Stock Exchange and suspended from trading on the American Stock Exchange after the close of trading today.

The American Stock Exchange notified Regalito today in writing that it intended to file an application with the Securities and Exchange Commission to de-list the Regalito Shares for failure to satisfy Section 1003(i)(B) of the Exchange's Company Guide in that Regalito has less than 300 public shareholders.


CONTACT

Pan Pacific Copper Co., Ltd.                           Regalito Copper Corp.
Seiichi Murayama                             OR        Eiji Kato
General Manager, Corporate Support Dept.               Chief Executive Officer and Director
+81-3-3560-8601                                        +81-3-3560-8628